Exhibit 6(D)




                           DEALER AGREEMENT




              Relating to Morgan Stanley Cash Fund, Inc.








  Gentlemen:

            We serve as distributor of the shares ("Shares") which comprise the classes of Common Stock, par value $.001 (each such class hereinafter individually referred to as the "Class" and collectively the "Classes") of Morgan Stanley Cash Fund, Inc., a Maryland corporation (the "Fund") as listed on Schedule A attached hereto. The Fund is an open-end, diversified investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund offers Shares to the public in accordance with the terms and conditions contained in the Prospectus and Statement of Additional Information relating to the respective Classes of such Shares. The terms "Prospectus(es)" and "SAI(s)" as used herein refer to the prospectus(es) and statement(s) of additional information on file with the Securities and Exchange Commission ("SEC") with respect to the Shares which are part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "1933 Act").

            In connection with the offering of Shares to the public, you agree to assist in the distribution of Shares on the following terms and conditions:

            1. You are hereby authorized to identify potential purchasers of each Class of Shares checked on Schedule A attached hereto and made a part hereof as such Schedule shall be amended from time to time consistent with the provisions of Paragraph 11 hereof, to distribute to such persons, subject to Paragraph 2 hereof, the promotional and sales materials, Prospectuses, SAIs (upon request of a purchaser of Shares), shareholder reports and account opening forms relating to a particular Class, to provide, if any, the other services checked on Schedule B attached hereto and made a part hereof and to otherwise use your best efforts to

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  distribute such Shares, in each case subject to the terms, conditions and procedures set forth in the relevant Prospectus and SAI, including, without limitation, the public offering price then in effect. You hereby agree that you shall place orders immediately upon their receipt and shall not withhold any order so as to profit therefrom. You hereby agree to pay all direct and indirect expenses or costs we may incur under the Distribution Agreement between us and the Fund arising in connection with any promotional or sales literature (including Prospectuses and SAIs) furnished to you in any such offering as well as expenses of advertising and all legal expenses in connection with the matters covered by this sentence.


            2. No person is authorized to make any representation concerning the Fund or the Shares of any Class in respect of which you have committed to provide the services noted in Paragraph 1 except those contained in the Prospectuses and SAIs and in such printed information as we may subsequently prepare. No person is authorized to distribute any sales material relating to the Fund without our prior written approval.

            3. Applicable fees (including without limitation fees paid to us under a Plan of Distribution with respect to a Class pursuant to Rule 12b-1 of the 1940 Act and reallocated to you) to which you are entitled for the provision of the services to be rendered under Paragraph 1 are those specified on attached Schedule A hereto and in the current Prospectus of the Fund as such Schedule and Prospectus shall be amended from time to time. Such fees are subject to change without notice by us and will comply with any changes in regulatory requirements. In determining the amounts payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the relevant Prospectus and provisions of this Agreement.

            4. You agree to comply with the provisions contained in the 1933 Act governing the distribution of Prospectuses to persons to whom you offer Shares hereunder. You further agree to deliver, upon our request, copies of any amended Prospectus to purchasers, if any, whose Shares you are holding as record owner and to deliver to such customers copies of the annual and interim reports and proxy solicitation materials of the Fund. We agree to furnish to you as many copies of the Prospectus, SAI, annual and interim financial reports and proxy solicitation materials as you may reasonably request.

            5. You hereby represent and warrant that (a) you are a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which you were organized; (b) your acceptance of this Agreement and the performance of the transactions

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  contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for your lawful acceptance of this Agreement and your performance hereunder have been obtained; and (c) upon acceptance by you, and assuming due and valid execution and delivery by us, this Agreement will constitute a valid and binding agreement, enforceable against you in accordance with its terms. You further represent that you are registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). You agree to notify us immediately in the event of your expulsion or suspension from the NASD. Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares of any Class to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction.

            6. For all purposes of this Agreement you will be deemed to be an independent contractor and will have no authority to act as agent for us or the Fund in any manner or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us, the Fund and its transfer agent and our and their respective officers, directors, agents, employees and affiliates harmless from and against any and all direct or indirect liabilities, losses, claims, demands and expenses (including, without limitation reasonable attorneys' fees) resulting from requests, directions, actions, or inactions of or by you or your officers, employees, or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of customers. The indemnification provided hereunder shall survive the termination of this Agreement. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

            7. The Fund has registered an indefinite number of Shares of each Class under the 1933 Act. Upon application to us, we will inform you as to the states or other jurisdictions in which we believe the Shares of a particular Class have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but we assume no responsibility or obligation as to your right to sell Shares of any Class in any jurisdiction. You shall not make offers or sales of Shares in any state or jurisdiction where the particular Shares are not qualified for sale under or exempt from the requirements of the securities laws of the state or other jurisdictions where the proposed offer or sale is to be made.

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            8.   The Fund shall have full authority to take such
  action as it deems advisable in respect of all matters pertaining to the offering of the Shares, including the right in its discretion, to reject an order for Shares and, without notice, to suspend sales or withdraw the offering of Shares of any and all Classes entirely.

            9. You will (i) maintain all records required by law (including records detailing the services you provide in return for the fees to which you are entitled under this Agreement) relating to transactions in Shares covered by this Agreement and, upon request by the Fund or us, promptly make such of these records available to the Fund or us, as the case may be, as the Fund or we may reasonably request in connection with its operations; and (ii) promptly notify the Fund and us if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

            10. The Fund shall be under no liability to you and we shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by us or you of compliance with any provision of the 1940 Act, the 1933 Act, the 1934 Act, or the rules and regulations promulgated by the SEC.

            11. This Agreement shall become effective only when accepted and signed by you and may be amended only by a written instrument signed by both of the parties hereto. In addition to the termination provision specified in Paragraph 5 hereof, this Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment, as defined in the 1940 Act and shall automatically terminate with respect to a Class in the event the Distribution Agreement applicable to such Class between the Fund and us terminates. This Agreement may also be terminated at any time without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not "interested persons" (as such phrase is defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Distribution Agreement between the Fund and us or any related agreement, or, in respect of a particular Class of Shares, by the vote of a majority the outstanding Shares of such Class.

            12.  All communications to us should be sent to:

                      Morgan Stanley & Co. Incorporated
                      1251 Avenue of the Americas
                      New York, New York  10020


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            Any notice to you shall be duly given if mailed or
  telegraphed to you at the address specified by you below.

            13. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes any and all agreements between the parties relating to said subject matter. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

                           Very truly yours,

                           MORGAN STANLEY & CO. INCORPORATED


  Date:                    By:

                                          Authorized Officer



                           Accepted and Agreed to:




                       Name of Broker-Dealer (Please Print or Type)






                                               Address



  Date:

                                          Authorized Officer











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                              SCHEDULE A


            You will assist in the distribution of the classes of shares of Common Stock, par value $.OO1 of the Fund checked below:


                      Class A Shares (M.S. Money Market
                              Portfolio)

                      Class B Shares (M.S. Tax-Free Money
                              Market Portfolio)

                      Class C Shares (M.S. Government
                           Obligations Money Market Portfolio)













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                              SCHEDULE B


            You will provide the services checked below:

            { } Aggregating and processing purchase and redemption requests for the Shares from your clients and placing net purchase and redemption orders with the Fund's transfer agent, Provident Financial Processing Corporation.

            { } Providing your clients with a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions.

            { } Processing dividend payments from the Fund on behalf of your clients.

            { } Providing information periodically to your clients showing their positions in the Shares.

            { } Arranging for bank wires.

            { } Responding to client inquiries relating to the services performed by you.

            { } Providing subaccounting with respect to Shares beneficially owned by your clients or the information to the Fund necessary for subaccounting.

























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